UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

AVNET, INC.

(Exact name of registrant as specified in its charter)

New York	1-4224	11-1890605
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034
(Address of principal executive offices)	(Zip Code)

Joy Newborg

Associate General Counsel

(480) 643-2000

(Name and telephone number, including area code,

of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Specialized Disclosure Report on Form SD and the Conflict Minerals Report, filed as Exhibit 1.01, are filed by Avnet, Inc. (collectively with its consolidated subsidiaries, the “Company”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Conflict Minerals Rule”), for the calendar year ended December 31, 2022, and is posted on the Company’s website at https://www.avnet.com/wps/portal/us/about-avnet/human-rights/conflict-minerals. Information contained on, or accessible through, the Company’s website is neither part of nor incorporated by reference into this Report.

Item 1.02 Exhibit

The Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit Number	Description

1.01	Conflict Minerals Report for the calendar year ended December 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 24, 2023	By:	/s/ Kenneth A. Jacobson
Name: Kenneth A. Jacobson Title: Chief Financial officer

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